Consent of Independent Registered Public Accounting Firm
The Board of Directors
BBCN Bancorp, Inc.:
We consent to the incorporation by reference in Registration Statement No. 333-172521, 333-156282 and 333-161992 on Form S-3 and 333-179241 and 333-145014 on Form S-8 of BBCN Bancorp, Inc. of our report dated March 2, 2015, relating to the 2014 and 2013 consolidated financial statements appearing in this Annual Report on Form 10-K/A.
(signed) KPMG LLP
Los Angeles, California
April 19, 2016